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                                                                      Exhibit 99
                                                                      ----------


                    WINTHROP PARTNERS 79 LIMITED PARTNERSHIP
                    ----------------------------------------
                                DECEMBER 31, 1998
                                -----------------

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

                                                                             Year Ended        Three Months  Ended
                                                                          December 31, 1998     December 31, 1998
                                                                          -----------------     -----------------

     1.  Statement of Cash Available for Distribution:
         Net Income                                                      $         897,000       $        141,000
         Add: Depreciation and amortization charged to income
                  not affecting cash available for distribution                    108,000                 32,000
                  Minimum lease payments received, net of interest
                  income earned, on leases accounted for under the
                  financing method                                                 314,000                 72,000
                  Net proceeds from sale of property                               964,000                      -
         Less:    Mortgage principal payments                                     (303,000)               (78,000)
                  Gain on sale of property                                        (138,000)                     -


                  Cash to Reserves                                                (712,000)                     -
                                                                          ----------------       ----------------

                  Cash Available for Distribution                        $       1,130,000       $        167,000
                                                                         =================       ================
                  Distributions allocated to Limited Partners            $       1,130,000       $        167,000
                                                                         =================       ================
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     2.      Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates during the three months ended December 31, 1998:

                Entity Receiving                                    Form of
                  Compensation                                    Compensation                         Amount
                ----------------                 --------------------------------------------         --------

              Winthrop
              Management LLC Property Management Fees                                               $      4,000

              General Partners                   Interest in Cash Available for Distribution        $          -

              WFC Realty Co., Inc.
              (Initial Limited Partner)          Interest in Cash Available for Distribution        $         83




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